Rule 10f-3 Transaction Form

Acquisition of Securities During Affiliated Underwritings

Participating Funds

U.S. Registered Funds (Name of Fund, Aladdin Ticker):
iShares National Muni Bond ETF (ISHMUNI) iShares Short-Term National Muni Bond ETF (NAT0-5)
BlackRock Short-Term Municipal Fund (BR-STMUNI)
BlackRock Muni Intermediate Duration Fund, Inc. (MUI)
BlackRock Municipal 2030 Target Term Trust (BTT2)
BlackRock Municipal Income Investment Quality Trust (BAF)
BlackRock Allocation Target Shares : Series E Portfolio
(BATSE)
BlackRock MuniYield Investment Quality Fund (MFT)
BlackRock MuniHoldings Quality Fund II, Inc. (MUE)
BlackRock MuniHoldings Quality Fund, Inc. (MUS)
BlackRock MuniVest Fund, Inc. (MVF)



The Offering

Key Characteristics (Complete ALL Fields)

Date of
Offering
Commencement:
03-29-2018

Security Type:
BND/MUNI

Issuer
State of Connecticut-General Obligation Bonds
(2018 Series A) General Obligation Refunding Bonds
(2018 Series B

Selling
Underwriter
Loop Capital Markets, LLC

Affiliated
Underwriter(s)
[x] PNC Capital Markets
[ ]

List of
Underwriter(s)
Loop Capital Markets, Jefferies LLC,J.P. Morgan
Securities LLC, Morgan Stanley & Co. LLC,
Roosevelt & Cross,Inc.,Bank of America Merrill
Lynch, Blaylock Van, LLC, Citigroup Global Markets
Inc, Goldman Sachs & Co. LLC, Janney Montgomery
Scott LLC, KeyBanc Capital Markets, NW Capital
Markets Inc, Oppenheimer & Co., PNC Capital
Markets LLC,Piper Jaffray & Co, Prager & Co., LLC,
Raymond James & Associates,Inc.,RBC Capital
Markets, Rice Financial Products Company, Stern
Brothers & Co., TD Securities (USA) LLC


Transaction Details

Date of Purchase
03-29-2018



Purchase
Price/Share
(per share / %
of par)
$ 107.478
$ 112.396
$ 111.948
$ 111.058
$ 109.827
$ 109.652
$ 105.377

Total
Commission,
Spread or
Profit
0.4319278%
0.3076173%


1. Aggregate Principal Amount Purchased
(a+b)
$ 45,000,000

a. US Registered Funds
(Appendix attached with individual
Fund/Client purchase)
$ 38,000,000

b. Other BlackRock Clients
$ 7,000,000

2. Aggregate Principal Amount of Offering
$ 526,440,000

Fund Ratio
[Divide Sum of #1 by #2]
Must be less than 0.25

0.0855


Legal Requirements

Offering Type (check ONE)

The securities fall into one of the following transaction types (see Definitions):
[ ] U.S. Registered Public Offering [Issuer must have 3 years of continuous operations]
[ ] Eligible Rule 144A Offering [Issuer must have 3 years of continuous operations]
[x] Eligible Municipal Securities
[ ] Eligible Foreign Offering [Issuer must have 3 years of continuous operations]
[ ] Government Securities Offering [Issuer must have 3 years of continuous operations]

Timing and Price (check ONE or BOTH)

[x] The securities were purchased before the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities; and
[ ] If the securities are offered for subscription upon exercise of rights, the securities were purchased on or before the fourth day before the day on which the rights offering terminated.

Firm Commitment Offering (check ONE)

[x] YES
[ ] NO
The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.

No Benefit to Affiliated Underwriter (check ONE)

[x] YES
[ ] NO
No affiliated underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the transaction.




Completed by: Alisha Khan
Date: 04-03-2018
Global Syndicate Team Member




Approved by: Steven Delaura
Date: 04-03-2018
Global Syndicate Team Member